Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: August 5, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com
Kennametal Reports Fiscal 2026 and Fourth Quarter Results
•Q4 sales of $737 million increased 43 percent and 42 percent on a reported and organic basis, respectively
•Q4 earnings per diluted share (EPS) of $2.91 and record adjusted EPS of $2.96
•FY26 EPS of $4.42 and record adjusted EPS of $4.57
•Company provides FY27 Q1 and annual Outlook

PITTSBURGH, (August 5, 2026) – Kennametal Inc. (NYSE: KMT) (the "Company") today announced fourth quarter and fiscal 2026 results.
“Our team delivered strong fiscal 2026 results, reflecting volume from improving market conditions and our strategic growth initiatives,” said Sanjay Chowbey, President and CEO. “We achieved record adjusted EPS this quarter through decisive pricing actions in an unprecedented tungsten environment, volume growth and cost improvement efforts.”
He continued: “Looking ahead, we are encouraged by the volume trends we have seen across several end markets and expect those improving conditions, along with our strategic initiatives, to continue to drive sales growth throughout fiscal 2027. Recent wins in the Aerospace & Defense, Energy and Earthworks end markets showcase the ability of our team to take share in any market condition. I am confident that our commitment to above market growth and continuous improvement will unlock long-term value for shareholders.”

Fiscal 2026 Fourth Quarter Key Developments
Sales of $737 million increased 43 percent from $516 million in the prior year quarter, reflecting organic sales growth of 42 percent, a favorable foreign currency exchange effect of 1 percent and a favorable business days effect of 1 percent, partially offset by a divestiture effect of 1 percent.
Operating income was $303 million, or 41.1 percent margin, compared with $31 million, or 6.1 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $252 million, non-raw material-related pricing and tariff surcharges in Metal Cutting, higher sales and production volumes and incremental year-over-year restructuring savings of approximately $5 million. These factors were partially offset by higher compensation costs and tariffs and general inflation. Adjusted operating income was $306 million, or 41.5 percent margin, compared with $38 million, or 7.4 percent margin, in the prior year quarter.

Fiscal 2026 Key Developments
Sales of $2,357 million increased 20 percent from $1,967 million in the prior year, reflecting organic sales growth of 19 percent and a favorable foreign currency exchange effect of 2 percent, partially offset by a divestiture effect of 1 percent.
Operating income was $473 million, or 20.1 percent margin, compared with $143 million, or 7.3 percent margin, in the prior year. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to raw material costs of approximately $316 million, non-raw material-related pricing and tariff surcharges in Metal Cutting, higher sales and production volumes and incremental year-over-year restructuring savings of approximately $27 million. These factors were partially offset by higher compensation costs, tariffs and general inflation, and fewer insurance proceeds received within Infrastructure in the current year. Adjusted operating income was $484 million, or 20.5 percent margin, compared with $158 million, or 8.0 percent margin, in the prior year.
Net cash flow from operating activities in fiscal 2026 was negative $4 million compared to positive $208 million in the prior year. The decline was driven primarily by working capital requirements, including increased inventory values resulting from unprecedented tungsten price increases, as well as advance payments made to certain suppliers to secure raw material supply. These working capital requirements were partially offset by higher net income during the year. Free operating cash flow (FOCF) was negative $79 million compared to positive $121 million in the prior year. The decrease in FOCF was driven primarily by the aforementioned working capital requirements, partially offset by higher net income and lower capital expenditures compared to the prior year.

Outlook
The Company’s expectations for the first quarter of fiscal 2027 and the full year are as follows:
Quarterly Outlook:
•Sales expected to be $745 - $775 million; foreign exchange anticipated to be neutral compared to the first quarter of fiscal 2026
•Adjusted EPS is expected to be $2.50 - $2.80
Annual Outlook:
•Sales expected to be $3.33 - $3.45 billion; foreign exchange anticipated to be neutral compared to the fiscal 2026
•Adjusted EPS is expected to be $4.15 - $5.15
•Free operating cash flow of approximately 20 percent of adjusted net income
•Capital spending expected to be approximately $85 million
The Company will provide more details regarding its fiscal 2027 assumptions during its quarterly earnings conference call.

Fiscal 2026 Fourth Quarter Segment Results
Metal Cutting sales of $398 million increased 24 percent from $321 million in the prior year quarter, reflecting organic sales growth of 22 percent, a favorable foreign currency exchange effect of 1 percent and a favorable business days effect of 1 percent. Operating income was $106 million, or 26.7 percent margin, compared to $21 million, or 6.6 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $54 million, non-raw material-related pricing and tariff surcharges, higher sales and production volumes and incremental year-over-year restructuring savings of approximately $4 million. These factors were partially offset by higher compensation costs and general inflation in the current quarter. Adjusted operating income was $108 million, or 27.3 percent margin, compared to $25 million, or 7.9 percent margin, in the prior year quarter.

Infrastructure sales of $339 million increased 73 percent from $196 million in the prior year quarter, reflecting organic sales growth of 74 percent, a favorable currency exchange effect of 1 percent and a favorable business days effect of 1 percent, partially offset by a divestiture effect of 3 percent. Operating income was $197 million, or 58.3 percent margin, compared to $11 million, or 5.5 percent margin, in the prior year quarter. The increase in operating income was driven by the favorable timing of raw material-related pricing compared to costs of approximately $198 million, partially offset by lower sales and production volumes, higher compensation costs and general inflation in the current quarter. Adjusted operating income was $198 million, or 58.4 percent margin, compared to $13 million, or 6.8 percent margin, in the prior year quarter.

Dividend Declared
Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on August 25, 2026 to shareholders of record as of the close of business on August 11, 2026.

Earnings Call and Webcast
The Company will discuss its fiscal 2026 fourth quarter and full year results in a live webcast at 9:30 a.m. Eastern Time, Wednesday, August 5, 2026. The conference call will be broadcast via real-time audio on Kennametal’s investor relations website at https://investors.kennametal.com/ - click “Event” (located in the blue Quarterly Earnings block).

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for sales, adjusted operating income, adjusted EPS, FOCF and capital expenditures for the first quarter and full year of fiscal 2027 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: uncertainties related to changes in macroeconomic and/or global conditions, including as a result of increased inflation, tariffs, and Russia's invasion of Ukraine and the resulting sanctions on Russia; the conflicts in the Middle East; other economic recession; our ability to achieve all anticipated benefits of restructuring initiatives; Commercial Excellence growth initiatives, Operational Excellence initiatives, our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability, including the conflicts in Ukraine and the Middle East; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products, including tungsten; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; energy costs; commodity prices; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.4 billion in revenues in fiscal 2026. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Sales	$736,614	$516,448	$2,356,698	$1,966,845
Cost of goods sold	303,055	370,783	1,386,742	1,368,775
Gross profit	433,559	145,665	969,956	598,070
Operating expense	125,616	105,860	478,993	430,835
Restructuring and other charges, net	2,677	4,278	8,909	11,813
Loss on divestiture	—	1,512	—	1,512
Amortization of intangibles	2,384	2,646	9,522	10,787
Operating income	302,882	31,369	472,532	143,123
Interest expense	10,023	6,225	28,561	24,930
Other income, net	(6,393)	(5,223)	(17,358)	(13,811)
Income before income taxes	299,252	30,367	461,329	132,004
Provision for income taxes	69,790	7,244	110,915	33,296
Net income	229,462	23,123	350,414	98,708
Less: Net income attributable to noncontrolling interests	2,485	1,531	8,025	5,583
Net income attributable to Kennametal	$226,977	$21,592	$342,389	$93,125
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$2.98	$0.28	$4.49	$1.21
Diluted earnings per share	$2.91	$0.28	$4.42	$1.20
Dividends per share	$0.20	$0.20	$0.80	$0.80
Basic weighted average shares outstanding	76,274	76,209	76,215	77,264
Diluted weighted average shares outstanding	77,929	76,934	77,424	77,894

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2026	June 30, 2025
ASSETS
Cash and cash equivalents	$95,791	$140,540
Accounts receivable, net	408,438	295,401
Inventories	1,108,450	538,237
Other current assets	159,092	65,092
Total current assets	1,771,771	1,039,270
Property, plant and equipment, net	843,584	919,914
Goodwill and other intangible assets, net	335,099	349,935
Other assets	219,151	236,293
Total assets	$3,169,605	$2,545,412
LIABILITIES
Revolving and other lines of credit and notes payable	$32,170	$977
Accounts payable	369,841	195,929
Other current liabilities	274,697	225,423
Total current liabilities	676,708	422,329
Long-term debt	685,280	596,788
Other liabilities	194,180	201,647
Total liabilities	1,556,168	1,220,764
KENNAMETAL SHAREHOLDERS’ EQUITY	1,569,844	1,283,979
NONCONTROLLING INTERESTS	43,593	40,669
Total liabilities and equity	$3,169,605	$2,545,412

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

Year ended June 30 (in thousands)	2026	2025
OPERATING ACTIVITIES
Net income	$350,414	$98,708
Adjustments to reconcile to cash from operations:
Depreciation	133,633	125,709
Amortization	9,522	10,787
Stock-based compensation expense	34,851	22,115
Restructuring and other charges, net	8,909	11,813
Deferred income taxes	44,686	(13,084)
Gain on insurance recoveries	(3,400)	(12,100)
Loss on divestiture	—	1,512
Debt refinancing charge	1,261	—
Other	10,648	2,048
Changes in certain assets and liabilities:
Accounts receivable	(116,866)	9,068
Inventories	(593,396)	(17,396)
Other current assets	(102,093)	2,002
Accounts payable and accrued liabilities	226,097	(6,157)
Accrued income taxes	11,006	(12,267)
Accrued pension and postretirement benefits	(7,051)	(7,393)
Other	(12,229)	(7,041)
Net cash flow (used for) provided by operating activities	(4,008)	208,324
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(76,905)	(88,971)
Disposals of property, plant and equipment	1,775	1,841
Proceeds from divestiture	—	18,689
Proceeds from insurance recoveries	3,400	11,793
Other	435	(5,177)
Net cash flow used for investing activities	(71,295)	(61,825)
FINANCING ACTIVITIES
Net increase (decrease) in notes payable	11,293	(459)
Net increase in revolving and other lines of credit	20,000	—
Term debt borrowings	296,994	—
Term debt repayments	(209,387)	—
Purchase of capital stock	(10,106)	(60,120)
The effect of employee benefit and stock plans and dividend reinvestment	(8,086)	(7,059)
Cash dividends paid to Shareholders	(60,847)	(61,852)
Other	(8,227)	(4,429)
Net cash flow provided by (used for) financing activities	31,634	(133,919)
Effect of exchange rate changes on cash and cash equivalents	(1,080)	(11)
CASH AND CASH EQUIVALENTS
Net (decrease) increase in cash and cash equivalents	(44,749)	12,569
Cash and cash equivalents, beginning of year	140,540	127,971
Cash and cash equivalents, end of year	$95,791	$140,540

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Outside Sales:
Metal Cutting	$397,827	$320,652	$1,397,418	$1,219,686
Infrastructure	338,787	195,796	959,280	747,159
Total sales	$736,614	$516,448	$2,356,698	$1,966,845
Sales By Geographic Region:
Americas	$400,814	$254,263	$1,211,850	$967,608
EMEA	203,580	158,402	687,131	601,087
Asia Pacific	132,220	103,783	457,717	398,150
Total sales	$736,614	$516,448	$2,356,698	$1,966,845
Operating Income:
Metal Cutting	$106,159	$21,067	$195,605	$86,375
Infrastructure	197,381	10,696	279,893	58,465
Corporate (1)	(658)	(394)	(2,966)	(1,717)
Total operating income	$302,882	$31,369	$472,532	$143,123
(1) Represents unallocated corporate expenses.

NON-GAAP RECONCILIATIONS (UNAUDITED)
In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal; diluted EPS; Metal Cutting operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended June 30, 2026 include restructuring and related charges, loss on early extinguishment of debt and differences in projected annual tax rates. Adjustments for the three months ended June 30, 2025 include restructuring and related charges, loss on divestiture and differences in projected annual tax rates. Adjustments for the twelve months ended June 30, 2026 include restructuring and related charges and loss on early extinguishment of debt. Adjustments for the twelve months ended June 30, 2025 include restructuring and related charges and loss on divestiture. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for the first quarter and full fiscal year of 2027 have not been provided, including but not limited to: FOCF, adjusted operating income, adjusted net income, and adjusted EPS. The most comparable GAAP financial measures are net cash flow from operating activities, operating income, and net income attributable to Kennametal, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED JUNE 30, 2026 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$736,614	$302,882	23.3%	$226,977	$2.91
Reported margins		41.1%
Restructuring and related charges	—	2,778	17.2	2,301	0.03
Loss on early extinguishment of debt	—	—	24.5	1,672	0.02
Differences in projected annual tax rates	—	—	(41.6)	(235)	—
Adjusted results	$736,614	$305,660	23.4%	$230,715	$2.96
Adjusted margins		41.5%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2026 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$397,827	$106,159	$338,787	$197,381
Reported operating margin		26.7%		58.3%
Restructuring and related charges	—	2,290	—	488
Adjusted results	$397,827	$108,449	$338,787	$197,869
Adjusted operating margin		27.3%		58.4%

THREE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	ETR	Net income(2)	Diluted EPS
Reported results	$516,448	$31,369	23.9%	$21,592	$0.28
Reported margins		6.1%
Restructuring and related charges	—	5,366	23.6	4,100	0.05
Loss on divestiture	—	1,512	24.5	1,142	0.01
Differences in projected annual tax rates	—	—	(46.3)	(691)	—
Adjusted results	$516,448	$38,247	25.7%	$26,143	$0.34
Adjusted margins		7.4%
(2) Attributable to Kennametal.

THREE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
	Metal Cutting		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income
Reported results	$320,652	$21,067	$195,796	$10,696
Reported operating margin		6.6%		5.5%
Restructuring and related charges	—	4,266	—	1,101
Loss on divestiture	—	—	—	1,512
Adjusted results	$320,652	$25,333	$195,796	$13,309
Adjusted operating margin		7.9%		6.8%

TWELVE MONTHS ENDED JUNE 30, 2026 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$2,356,698	$472,532	$342,389	$4.42
Reported operating margin		20.1%
Restructuring and related charges	—	11,413	9,400	0.13
Loss on early extinguishment of debt	—	—	1,671	0.02
Adjusted results	$2,356,698	$483,945	$353,460	$4.57
Adjusted operating margin		20.5%
(2) Attributable to Kennametal.

TWELVE MONTHS ENDED JUNE 30, 2025 (UNAUDITED)
(in thousands, except percents)	Sales	Operating income	Net income(2)	Diluted EPS
Reported results	$1,966,845	$143,123	$93,125	$1.20
Reported operating margin		7.3%
Restructuring and related charges	—	13,252	10,475	0.13
Loss on divestiture	—	1,512	1,142	0.01
Adjusted results	$1,966,845	$157,887	$104,742	$1.34
Adjusted operating margin		8.0%
(2) Attributable to Kennametal.

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2026	2025
Net cash flow from operating activities	$(4,008)	$208,324
Purchases of property, plant and equipment	(76,905)	(88,971)
Proceeds from disposals of property, plant and equipment	1,775	1,841
Free operating cash flow	$(79,138)	$121,194

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2026	Metal Cutting	Infrastructure	Total
Organic sales growth	22%	74%	42%
Foreign currency exchange effect(3)	1	1	1
Business days effect(4)	1	1	1
Divestiture effect(5)	—	(3)	(1)
Sales growth	24%	73%	43%

TWELVE MONTHS ENDED JUNE 30, 2026	Total
Organic sales growth	19%
Foreign currency exchange effect(3)	2
Business days effect(4)	—
Divestiture effect(5)	(1)
Sales growth	20%
(3) Foreign currency exchange effect is calculated by dividing the difference between current period sales and current period sales at prior period foreign exchange rates by prior period sales.
(4) Business days effect is calculated by dividing the year-over-year change in weighted average working days (based on mix of sales by country) by prior period weighted average working days.
(5) Divestiture effect is calculated by dividing prior period sales attributable to divested businesses by prior period sales.